Exhibit 99.1

Fluor Corporation	Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621
469.398.7000

Jason Landkamer
Investor Relations
469.398.7222

News Release

FOR IMMEDIATE RELEASE

Fluor Corporation Board of Directors Appoints Michael Steuert

as Chief Financial Officer

Bruce Stanski to support Office of the CEO and

Mark Fields appointed as Group President, Energy & Chemicals

(Irving, Texas) May 28, 2019 — Fluor Corporation (NYSE: FLR) announced today executive appointments to its leadership team as it continues to strengthen the company’s management as well as drive an enhanced focus on excellent execution and performance. D. Michael Steuert has been appointed chief financial officer (CFO) effective June 1, 2019, succeeding Bruce Stanski, who will support the office of the chief executive officer (CEO) focused on analyzing the company’s investments and joint ventures in line with the previously announced strategic review. Steuert served as Fluor’s CFO from 2001 to 2012. Fluor also announced the appointment of Mark E. Fields to the role of president leading the Energy & Chemicals business group.

“It is with great pleasure that we welcome back Mike Steuert as Fluor’s CFO. During his prior tenure, he played a critical role in strengthening Fluor’s financial performance and helped oversee a period of significant value creation,” said Carlos Hernandez, Fluor’s CEO. “Mike’s tremendous financial expertise and his deep understanding of Fluor and the industry is a powerful combination that will benefit the company. I look forward to working closely alongside Mike and Bruce in their new roles as we conduct our strategic review of Fluor aimed at strengthening our operational and financial performance.”

“I am honored to rejoin Fluor and play a role in the next exciting phase of the company’s path forward as a global leader in the engineering, procurement and construction space,” said Steuert.

“I look forward to working with Carlos and the rest of the management team during this important time for the company.”

“Energy & Chemicals has played an instrumental role in the history of Fluor and I am delighted to announce that Mark Fields will lead us forward in this growing and dynamic segment of the market,” said Hernandez. “Mark brings nearly 40 years of project excellence with him which will produce a renewed focus on operational effectiveness across the entire business group.”

Steuert served as senior vice president (SVP) and CFO of Fluor Corporation from 2001 until his retirement in 2012. Prior to Fluor, Steuert served as SVP and CFO of Litton Industries, a defense contractor acquired by Northrop Grumman Corporation in 2001, and as and CFO of GenCorp, Inc. from 1990 to 1999. He was formerly a member of the National Financial Executives Institute and the Carnegie Mellon Council on finance.

Mark Fields was previously president of Energy & Chemicals Americas since 2017. Joining Fluor in 1981, he has served in a variety of roles globally in project and construction management, project controls, estimating, materials management, and commissioning and start-up management. Fields has extensive international mega-project experience in upstream, refining, mining, chemicals and petrochemicals. He has a bachelor’s degree in Construction Management from Purdue University and has attended executive management programs at the Thunderbird School of Management, the Wharton School of Business and INSEAD.

About Fluor Corporation

Founded in 1912, Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that transforms the world by building prosperity and empowering progress. Fluor serves its clients by designing, building and maintaining safe, well executed, capital-efficient projects around the world. With headquarters in Irving, Texas, Fluor ranks 164 on the Fortune 500 list with revenue of $19.2 billion in 2018 and has more than 53,000 employees worldwide. For more information, please visit www.fluor.com or follow Fluor on Facebook, Twitter, LinkedIn and YouTube.